Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Current Report on Form 8-K of CNL Income Properties, Inc. dated May 20, 2005 of our report dated April 4, 2005 included in its Registration Statement on Form S-11 dated April 11, 2005 relating to the Combined Statement of Revenues and Certain Expenses of DMC Properties listed in the accompanying index.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

April 4, 2005